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                                                                    Exhibit A-15

                          ARTICLES OF INCORPORATION OF
                          BRAYER ENERGY SOLUTIONS, INC.

                                    ARTICLE 1

The name of the corporation is BRAYER ENERGY SOLUTIONS, INC.

                                    Article 2

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                    ARTICLE 3

The name and address in the State of California of the corporation's initial agent for service of process is:

                             Ernest N. Reddick, Esq.
                                Marron - Reid LLP
                              601 California Street
                         San Francisco, California 94108

                                    ARTICLE 4

The corporation is authorized to issue only one class of stock, hereby designated as Common Stock. The total number of shares of Common Stock which the corporation shall have the authority to issue is One Thousand (1,000) shares.

                                    ARTICLE 5

         (A) The liability of the Directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

         (B) The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through Bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, to the fullest extent permissible under California law.

         (C)      Any amendment, repeal or modification of any provision of this
                  Article 5 shall not adversely affect any right or protection of any agent of this Corporation existing at the time of such amendment, repeal or modification.


                                                /s/ Paul J. Tauber, Incorporator

                                                [Seal of the Secretary of State]
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                               STATE OF CALIFORNIA

                               SECRETARY OF STATE

I, BILL JONES, Secretary of State of the State of California, hereby certify:

That the attached transcript has been compared with the record on file in this office, of which it purports to be a copy, and that it is full, true and correct.


                                    IN WITNESS WHEREOF, I execute This
                                    certificate and affix the Great Seal of the State of California this

                                                                   July 28, 1998

[Seal]

                                                                 /s/ Bill Jones,
                                                              Secretary of State